Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-233978) and related Prospectuses of Cerecor Inc. filed on October 18, 2019 for the registration of $100,000,000 of its Common stock, Preferred stock, Debt securities, and warrants and the registration of 2,200,000 shares of its Common Stock, and to the incorporation by reference therein of our report dated March 18, 2019, with respect to the consolidated financial statements of Cerecor Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
October 18, 2019